                                                                 EXHIBIT (g)(ii)

                          Morgan Stanley Trust Company
                              One Pierrepont Plaza
                            Brooklyn, New York 11201


                                                                October 29, 1997


Driehaus Mutual Funds
25 East Erie Street
Chicago, IL 60601

         Re:      Foreign Custody Manager Delegation Amendment

Dear Sirs:

         Reference is made to a Custody Agreement dated as of October 28, 1996 (the "Agreement") by and between the Custodian and the Client for the safekeeping of securities and cash received by the Custodian for the account of the Client. Unless otherwise defined herein, terms defined in the Agreement are used herein with their defined meanings.

         1. In addition to the duties of the Custodian under the Agreement, with respect to the Property in such jurisdictions as the Client and the Custodian shall agree from time to time, the Client hereby delegates to the Custodian, and the Custodian hereby accepts and assumes, the following duties of a "Foreign Custody Manager" as permitted by Rule l7f-5 of the Investment Company of 1940, as amended ("Rule 17f-5"):

            a. selecting Eligible Foreign Custodians (as defined in Rule 17f-5) and placing and maintaining Property with such Eligible Foreign Custodians;

            b. if determined by the Custodian, entering into written contracts with such Eligible Foreign Custodians that provide reasonable care for the Client's Property based on the standards specified in Rule 17f-5(c)(1); and

            c. monitoring the appropriateness of maintaining the Property with each Eligible Foreign Custodian and the custody contracts with such Eligible Foreign Custodian.

The procedures the Custodian and the Client will use in performing the activities under this Amendment are set forth in the Agreement and the Client Services Guide. In performing its functions as a Foreign Custody Manager, Custodian represents that it will perform the duties delegated to it pursuant to Rule 17f-5 by this Amendment. The Custodian agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of client assets would exercise in performing the delegated responsibilities. Notwithstanding anything to the contrary in this Amendment or the Agreement, the Custodian shall not be responsible for the duties described in a., b. and c. with respect to any Compulsory Securities Depository. A "Compulsory Securities Depository" shall mean a securities depository or clearing agency the use of which is mandatory (i) by law or regulation; (ii) because securities cannot be withdrawn from the depository or clearing agency; or (iii) because maintaining securities outside the securities depository or clearing agency is not consistent with prevailing local custodial practices.

         2. In acting as a Foreign Custody Manager, the Custodian shall not supervise, recommend or advise the Client relative to the investment, purchase, sale, retention or disposition of any Property in any particular country, including with respect to prevailing country risks.

         3. Custodian agrees to provide written reports notifying the Client's Board of Directors (the "Board") of the placement of Property with a particular Eligible Foreign Custodian and of any material change in the Client's foreign custody arrangements. Such reports shall be provided to the Board quarterly for consideration at the next regularly scheduled meeting of the Board or more frequently if deemed necessary or advisable by the Custodian or if requested by the Board. Custodian shall provide to any of the Client's Authorized Persons reports with reasonable promptness upon the occurrence of any material change in the arrangement with any Eligible Foreign Custodian.

         4. a. The Client represents that it (i) has the authority and power to delegate to the Custodian the duties set forth herein and (ii) has taken all requisite action (corporate or otherwise) to authorize the execution and delivery of this Amendment.

            b. The Custodian represents that it (i) is a US Bank (as defined in Rule 17f-5) and (ii) has taken all requisite action (corporate or otherwise) to authorize the execution and delivery of this Amendment.

         5. Except as expressly amended hereby, all terms and provisions of the Agreement are and shall continue to be in full force and effect. This Amendment shall be construed in accordance with the applicable laws of the State of New York. This Amendment may be executed by one or both of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

         If the foregoing corresponds to your understanding of our agreement, please indicate your acceptance by the signature of your authorized representative below.

                                  Yours truly,

                                  MORGAN STANLEY TRUST COMPANY


                                  By: /s/ G. Fiduno
                                      ----------------------------
                                      Name:  G. Fiduno
                                      Title:

Agreed and accepted:

DRIEHAUS MUTUAL FUNDS

By: /s/ Robert F. Moyer
    -------------------------------
    Name:  Robert F. Moyer
    Title:  Vice President
    Date:  October 29, 1997